Exhibit 99.1

VICORP Restaurants, Inc. Announces

Fiscal Second Quarter 2007 Results

DENVER, CO (May 31, 2007) – VICORP Restaurants, Inc., today announced financial results for its fiscal second quarter ended April 19, 2007.  Net revenues for the second quarter of 2007 were $110.0 million, a 3.6% increase from net revenues of $106.2 million reported in the second quarter of 2006. The increase in the net revenue resulted from a 38.5% increase in manufacturing sales to third parties as well as sales at the 16 new restaurants, net of closures, opened or acquired since the end of the second quarter of 2006.  Comparable restaurant sales for the second quarter of 2007 declined 3.4% versus the previous year’s second quarter.  Comparable restaurant sales for Village Inn and Bakers Square decreased 1.2% and 5.6%, respectively.  The net loss for the second quarter of 2007 was $7.4 million versus net loss of $1.3 million in the comparable period of 2006.  Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA” – as calculated in the accompanying Consolidated Statements of Adjusted EBITDA and Adjusted EBITDAR and discussed further below under the caption entitled “Factors Affecting Comparability and Non-GAAP Financial Information”) for the second quarter of 2007 was $5.8 million versus $11.1 million for the second quarter of 2006.

Operating loss was $1.0 million in the second quarter of 2007 versus operating profit of $4.8 million in the second quarter of 2006, principally due to lower restaurant operating profit.  Food cost as a percentage of restaurant sales was higher at 26.6% in the second quarter of 2007 versus 25.1% in the comparable period of 2006.  Percentage restaurant food cost increased in the second quarter of 2007 primarily due to commodity cost increases, including the cost of eggs and vegetables throughout the quarter, as well as due to the impact of certain food quality upgrade initiatives introduced at Bakers Square throughout 2007 to-date.  Labor costs as a percentage of restaurant sales increased to 35.3% in 2007 versus 34.0% in the comparable quarter of 2006.  Labor costs increased as a percentage of restaurant sales partially due to negative leverage associated with year-over-year store-level wage increases during a quarter of same store sales decline, certain state minimum wage increases, as well as the somewhat higher percentage labor costs associated with the significant number of restaurants opened over recent quarters. Other operating expenses increased by 1.0 pts to 30.1% of restaurant sales primarily due to increased occupancy expenses in the second quarter of 2007, largely due to the negative leverage associated with normal increases in occupancy costs relative to the decline in comparable restaurant sales, as well as higher percentage occupancy costs associated with the immature newly opened restaurants.

During the second quarter of 2007 the Company opened three new Village Inn restaurants in existing markets, bringing total year-to-date openings to eight restaurants.  In total, we expect to open nine new restaurants in fiscal 2007, all in the Village Inn brand.  Year-to-date, capital expenditures were $5.2 million.  Capital expenditures for fiscal 2007 across all expenditure areas currently are projected at approximately $13.0 million.

Year-to-date net revenues through the second quarter of 2007 were $229.1 million, an increase of 4.9% over the $218.3 million reported in 2006, primarily due to the 60% increase in manufacturing sales to third parties during the comparable year-to-date periods, as well as incremental sales at the 16 net newly opened restaurants since the end of the second quarter of fiscal 2006.  Comparable restaurant sales for fiscal 2007 declined 3.7% versus fiscal 2006.  Comparable restaurant sales for Village Inn decreased 2.3%, while Bakers Square comparable restaurant sales decreased 5.0%.  Net loss for the year-to-date through the second quarter 2007 was $8.5 million versus $1.2 million in the comparable period in 2006.  Adjusted EBITDA was $16.2 million for year-to-date 2007, versus $23.7 million for year-to-date 2006.

Factors Affecting Comparability and Non-GAAP Financial Information

Our fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12 or 13, 12, 12, and 16 weeks.  Our second quarter of both fiscal 2007 and fiscal 2006 were comprised of 12 weeks, or 84 days.  Fiscal 2007 and fiscal 2006 consist of 52 weeks, or 364 total days.

We believe that, in addition to other financial measures, earnings before interest, taxes, depreciation and amortization, “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDAR” are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs and are used by securities analysts and others in evaluating companies in our industry.  However, “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDAR” are not prescribed terms under accounting principles generally accepted in the United States, do not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. Because “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDAR” are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures of other companies. Refer to the accompanying Consolidated Statements of Adjusted EBITDA and Adjusted EBITDAR for a reconciliation of these non-GAAP financial performance measures to the GAAP measures and other information.

Conference Call Information

VICORP will conduct a conference call on Thursday, May 31, 2007 at 1:00 p.m. Eastern Standard Time.  The conference call can be accessed by dialing 1-888-208-1812, Conference Code 9436949.  A recording of the conference call will be available after 7:00 p.m. Eastern Standard Time June 1, 2007 by dialing 1-888-203-1112, Conference Code 9436949.

About VICORP Restaurants, Inc.

VICORP Restaurants, Inc. operates family-dining restaurants under two proven and well-recognized brands, Village Inn and Bakers Square. As of May 31, 2007, VICORP, founded in 1958, has 409 restaurants in 25 states, consisting of 316 company-operated restaurants and 95 franchised restaurants. Village Inn is known for serving fresh breakfast items throughout the day, and we have also successfully leveraged its strong breakfast heritage to offer traditional American fare for lunch and dinner.  Bakers Square offers delicious food for breakfast, lunch and dinner complimented by its signature pies, including dozens of varieties of multi-layer specialty pies made from premium ingredients.  Our headquarters are located at 400 West 48th Avenue, Denver, Colorado 80216.

Safe Harbor Statement

This announcement includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this announcement.  See the “Risk Factors” section of our Registration Statement dated July 9, 2004, filed with the Securities and Exchange Commission, for a discussion of some of the factors that may affect the Company and its operations.  Such factors include the following:  competitive pressures within the restaurant industry; changes in consumer preferences; the level of success of our operating strategy and growth initiatives; the level of our indebtedness and the terms and availability of capital; fluctuations in commodity prices; changes in economic conditions; government regulation; litigation; and seasonality and weather conditions.  In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods.  Any forward-looking statements which we make in this announcement speak only as of the date of such statement, and we undertake no obligation to update such statements.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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VICORP Restaurants, Inc., Village Inn and Bakers Square are either registered trademarks or trademarks of VICORP Restaurants, Inc., or its subsidiaries in the United States and/or other countries.

Contact:	Anthony J. Carroll
Chief Financial Officer
VICORP Restaurants, Inc.
Direct: (303) 672-2266
Email: tony.carroll@vicorpinc.com

VI Acquisition Corp.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	84 days ended		168 days ended
	April 19,	April 20,	April 19,	April 20,
	2007	2006	2007	2006

Revenues:
Restaurant operations	$99,250	$98,116	$204,795	$202,242
Franchise operations	1,169	1,165	2,335	2,331
Manufacturing operations	9,531	6,883	22,009	13,723
Total revenues	109,950	106,164	229,139	218,296

Costs and expenses:
Restaurant costs:
Food	26,447	24,583	55,168	52,743
Labor	35,019	33,333	69,461	66,274
Other operating expenses	29,919	28,503	61,007	58,620
Franchise operating expenses	489	503	958	986
Manufacturing operating expenses	9,350	6,907	21,915	13,785
General and administrative expenses	7,019	6,664	13,655	13,099
Loss on disposition of assets	413	161	409	177
Employee severance	500	—	500	—
Assets impairments	1,555	513	1,555	821
Management fees – related party	196	196	392	392

Operating (loss) profit	(957)	4,801	4,119	11,399

Interest expense	(6,578)	(7,090)	(13,166)	(14,029)
Other income, net	92	113	530	284
Loss before income taxes	(7,443)	(2,176)	(8,517)	(2,346)
Income tax benefit	—	(886)	—	(1,121)

Net loss	(7,443)	(1,290)	(8,517)	(1,225)

Preferred stock dividends and accretion	(2,452)	(2,242)	(4,848)	(4,427)

Net loss attributable to common stockholders	$(9,895)	$(3,532)	$(13,365)	$(5,652)

Note: In the fourth quarter of 2006 we changed the classification of certain expenses related to our manufacturing operations to be more consistent with industry practice.  Fiscal 2006 results have been re-classified to be consistent with this presentation.

The following consolidated statements of adjusted EBITDA and adjusted EBITDAR  show “EBITDA”, “Adjusted EBITDA”, and “Adjusted EBITDAR” because we believe that, in addition to other financial measures, they are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs and are used by securities analysts and others in evaluating companies in our industry.  However, “EBITDA”, “Adjusted EBITDA”, and “Adjusted EBITDAR” are not prescribed terms under accounting principles generally accepted in the United States, do not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. Because “EBITDA”, “Adjusted EBITDA”, and “Adjusted EBITDAR” are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures of other companies.

VI Acquisition Corp.

Consolidated Statements of Adjusted EBITDA/EBITDAR

(Unaudited)

(In thousands)

	84 days ended		168 days ended
	April 19,	April 20,	April 19,	April 20,
	2007	2006	2007	2006

Net loss	$(7,443)	$(1,290)	$(8,517)	$(1,225)
Income tax benefit	—	(886)	—	(1,121)
Interest expense	6,578	7,090	13,166	14,029
Depreciation & amortization	4,538	5,197	9,231	10,340
EBITDA	3,673	10,111	13,880	22,023
Adjustments to EBITDA:
Loss on disposition of assets	413	161	409	177
Asset impairments	1,555	513	1,555	821
Amortization of rent related adjustments (a)	141	318	334	668
Total Adjustments	2,109	992	2,298	1,666
ADJUSTED EBITDA	$5,782	$11,103	$16,178	$23,689
Net rent expense	6,274	5,151	12,663	10,241
ADJUSTED EBITDAR	$12,056	$16,254	$28,841	$33,930

(a) Includes amortization of the fair market rent adjustments which we were required to recognize under purchase accounting at the time of the June 2003 acquisition.

VI Acquisition Corp.

Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	April 19, 2007	November 2, 2006

ASSETS
Current assets:
Cash and cash equivalents	$2,360	$1,938
Receivables, net	9,505	12,497
Inventories	11,616	16,459
Deferred income taxes, short-term	2,360	2,387
Prepaid expenses and other current assets	3,772	4,476
Prepaid rent	1,259	2,459
Income tax receivable	290	1,180
Total current assets	31,162	41,396
Property and equipment, net	88,049	94,234
Assets under deemed landlord financing liability, net	99,511	99,884
Goodwill	91,881	91,881
Trademarks and tradenames	42,600	42,600
Franchise rights, net	9,751	10,071
Deferred income taxes	2,650	2,623
Other non-current assets, net	11,535	12,553
Total assets	$377,139	$395,242
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$311	$847
Unpresented checks	4,174	7,363
Accounts payable	13,264	15,931
Accrued compensation	8,346	8,170
Accrued taxes	8,798	7,049
Build-to-suit liability	500	2,549
Other accrued expenses	12,820	12,175
Total current liabilities	48,213	54,084
Long-term debt, net of current maturities	148,232	153,181
Capitalized lease obligations, net of current maturities	239	140
Deemed landlord financing liability	108,565	108,033
Other non-current liabilities	16,005	15,402
Total liabilities	321,254	330,840

Stock subject to repurchase	1,055	1,055
Stockholders’ equity:
Series A Preferred stock, $0.0001 par value:
Series A, 100,000 shares authorized, 68,943 shares issued and outstanding at April 19, 2007 and November 2, 2006, respectively (aggregate liquidation preference of $102,819 and $97,971, respectively)	103,349	98,501
Unclassified preferred stock, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock $0.0001 par value:
Class A, 2,800,000 shares authorized, 1,361,753 shares issued and outstanding at April 19, 2007 and November 2, 2006, respectively	—	—
Paid-in capital	2,446	2,446
Treasury stock, at cost 1,371.87 shares of preferred stock and 140,490 shares of common stock at April 19, 2007 and November 2, 2006, respectively	(1,057)	(1,057)
Accumulated deficit	(49,908)	(36,543)
Total stockholders’ equity	54,830	63,347
Total liabilities and stockholders’ equity	$377,139	$395,242